                                                                    Exhibit 99.1

                                                                    NEWS RELEASE

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------
                                                                October 17, 2005

FOR FURTHER INFORMATION CONTACT:
Anthony J. Caldarone
Chairman, President and Chief Executive Officer
Calton, Inc.
(772) 794-1414
Company website: WWW.CALTONINC.COM


CALTON, INC. REPORTS THIRD QUARTER 2005 RESULTS

Vero Beach, Florida, October 17, 2005 - Calton, Inc. (OTC.BB: CTON.OB) announced today results for the three and nine months ended August 31, 2005.

Anthony J. Caldarone, Chairman, President and Chief Executive Officer, announced a net profit of $543,000 ($0.06 profit per basic and diluted share) for the quarter ended August 31, 2005, compared to a net profit of $53,000 ($0.01 profit per basic and diluted share) for the quarter ended August 31, 2004. He also announced a net profit of $238,000 ($0.03 profit per basic share and $0.02 profit per diluted share) for the nine months ended August 31, 2005, compared to a net profit of $181,000 ($0.02 profit per basic and diluted share) for the nine months ended August 31, 2004.

Revenues for the three months ended August 31, 2005 and 2004 were $3,807,000 and $3,351,000, respectively. Revenues for the nine months ended August 31, 2005 and 2004 were $7,408,000 and $8,229,000, respectively. The increase for the three months is primarily attributable to higher selling prices of the homes delivered in the homebuilding division and a 41% increase in revenues for the internet development division over the same period last year. The decrease for the nine months is primarily attributable to the Company's homebuilding segment which delivered fewer homes than during the same period last year.

Cost of sales for the homebuilding operations were $2,541,000 and $2,598,000 for the three months ended August 31, 2005 and 2004, respectively. Cost of sales for the homebuilding operations were $5,036,000 and $6,271,000 for the nine months ended August 31, 2005 and 2004, respectively. The reduction in cost of goods sold for the nine months was a result of fewer home deliveries during the same period of the prior year. Cost of sales for the website design and development operations were $111,000 and $72,000 for the three months ended August 31, 2005 and 2004, respectively and were $259,000 and $218,000 for the nine months ended August 31, 2005 and 2004, respectively. The increases in both periods were due to increased staffing and additional project activity.

Selling, general and administrative expenses were $772,000 and $628,000 for the three months ended August 31, 2005 and 2004, respectively. Selling, general and administrative expenses were $2,085,000 and $1,766,000 for the nine months ended August 31, 2005 and 2004, respectively. The increase in selling, general and administrative expenses is primarily attributable

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to increases in personnel at the homebuilding division and increased sales and marketing costs for both the homebuilding and Internet development divisions.

During the nine months ended August 31, 2005, the Company received $71,000 in litigation settlements. During the nine months ended August 31, 2004, the Company paid $15,000 in litigation settlements.

The Company received a $194,000 insurance settlement during the three months ended August 31, 2005 for business interruption losses sustained due to Hurricanes Frances and Jeanne.

The Company is currently constructing single-family homes in two communities, as well as through our "On Your Lot" program, in Vero Beach, Florida. Management continues to assess land acquisition opportunities and negotiate with various landowners, brokers and agents to expand its operations and to create a more diversified product offering.






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

CALTON, INC. (OTC.BB:CTON.OB)
                                                                         Three Months Ended
                                                               ----------------------------------------

                                                                 August 31, 2005      August 31, 2004
                                                               -------------------  -------------------
Revenues                                                               $3,807,000           $3,351,000
                                                               ===================  ===================

Net Profit                                                               $543,000              $53,000
                                                               ===================  ===================

Earnings Per Share
    Basic and Diluted                                                       $0.06                $0.01
                                                               ===================  ===================

Weighted Average Number of Shares Outstanding
    Basic                                                               9,436,000            9,299,000
    Diluted                                                             9,553,000            9,400,000


                                                                           Nine Months Ended
                                                               ----------------------------------------

                                                                 August 31, 2005      August 31, 2004
                                                               -------------------  -------------------

Revenues                                                               $7,408,000           $8,229,000
                                                               ===================  ===================

Net Profit                                                               $238,000             $181,000
                                                               ===================  ===================

Earnings Per Share
    Basic                                                                   $0.03                $0.02
                                                               ===================  ===================
    Diluted                                                                 $0.02                $0.02
                                                               ===================  ===================

Weighted Average Number of Shares Outstanding
    Basic                                                               9,405,000            9,268,000
    Diluted                                                             9,529,000            9,405,000

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Certain information included in this press release and Company filings
(collectively, "SEC filings") under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (as well as information communicated orally or in writing between the dates of such SEC filings) contains or may contain forward looking information that is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results. Among these risks, trends and uncertainties are the Company's ability to raise capital, commercial acceptance of the Company's co-branded customer loyalty credit card program, national and local economic conditions, including conditions in the residential homebuilding industry, conditions and trends in the homebuilding, Internet and technology industries in general, changes in interest rates, the Company's ability to acquire property for development, the impact of severe weather on the Company's homebuilding operations, the effect of governmental regulation on the Company and other factors described from time to time in our filings with the Securities and Exchange Commission.

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